Moody National REIT II 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

On behalf of the Board of Directors of Moody National REIT II I would like to personally reach out and provide you an update on the REIT II portfolio and the hospitality market in general. During this challenging, unprecedented time, more frequent and direct communication is necessary, and we hope this update is helpful.

Let me begin by elaborating on how the Moody Management Team aggressively responded to the pandemic in two ways: One... Cutting Costs—And two... Creatively Generating Revenue

ONE... At the onset of the COVID-19 outbreak in the US... Seattle, Washington, became the first major city impacted by the virus. REIT II owns the Marriott SpringHill Suites Downtown/South Lake Union, which is across from Amazon’s corporate headquarters in the Downtown Seattle area. Both the city of Seattle and Amazon were very aggressive in their response to COVID-19, including shutting down associate travel into the region. As Seattle began experiencing single digit hotel occupancy, the Moody Management team immediately transitioned to cost-containment by furloughing approximately 90% of the associates at the Marriott SpringHill Suites Downtown Seattle asset. We are fortunate to have a seasoned management team that has experienced many cycles including “The Great Recession,” and we are very experienced with cost containment.

As the virus spread across the country to the other assets within the REIT II portfolio, our team instantaneously responded accordingly and began cutting everything from food costs to labor costs. Additionally, we reduced contract labor (linen service, landscaping, trash hauling)—and reduced general services across the board. Our team did a fantastic job of cutting costs in response to the pandemic.

TWO... Within the Moody Management Team, we have a seasoned marketing team and Director of Sales. This team immediately reached out across the country to tap our existing relationships in order to bring in what business we could. While other hotel companies shut down hotels, we stayed open and pushed hard for business. Through corporate initiatives, we were able to generate revenues in communities such as Fort Worth and Houston—and, from a Federal standpoint, the National Guard. Additionally, during this pandemic, we are seeing a resurgence in medical centers across the US, which has positively impacted occupancy in assets like the Residence Inn Medical Center/NRG Park as surgeries and procedures have resumed. The relationship our sales team has had with municipalities, National Guard, and quasi-gov’t organizations has been tremendous during this time to creatively stimulate revenues.

Broadly speaking, the hotel industry consistently reflects occupancy in the mid 60% range and unfortunately saw a substantial decrease in occupancy to the single digits during the onset of COVID-19. Many of our peers that manage luxury or full-service hotels had to suspend operations entirely due to the cost and expense of staffing, supplies, and food and beverage. As you may be aware, the REIT II portfolio consists of focused-service hotels (Marriott/Hilton/Hyatt) that do not have extensive grounds and have a different cost structure from luxury hotels. Because of that, although our properties have experienced a significant decline in occupancy and revenues since the onset of the COVID-19 pandemic, we did not have to cease operations.

Just to give you a preview of what CBRE Hotels Research/STR expects from the hotel industry moving forward: From the June 2020 Hotel Horizons Report—on a national basis—projects Revenue per Available Room “REVPAR” to drop 52% in 2020. In 2021, REVPAR is projected to increase 48.4%, and then RevPAR is projected to increase by 29.3% in 2022, and increase by 8.7% in 2023. CBRE Hotels projects a flight back to pre-COVID performance for the hospitality industry within approximately 24-36 months.

We believe that the REIT II portfolio possesses a number of positive characteristics—particularly with respect to the geographic locations of the hotels. Austin, TX ranks 1st out of 80 US Cities as Real Estate Prospects by PWC/Urban Land Institute, and 22% of the REIT II portfolio is located in Austin. Nashville, which contains about 17% of our portfolio, is ranked 3rd on the PWC/Urban Land Institute list, and Dallas, which consists of almost 10% of our portfolio, is ranked 6th. Lastly, Seattle, which consists of approximately 14% of our portfolio, is ranked 10th. Therefore, combined, almost 70% of REIT II’s assets are located in the top hotel markets in the country, and we would expect those assets to perform well above the national average once the pandemic has passed and the hospitality industry rebounds. Additionally, 15% of the portfolio is located in Houston, TX, —Although the general market has been impacted by COVID-19, our Residence Inn is located in the Texas Medical Center submarket and has benefited with demand during this time.

With that said, the question remains: What does the future look like? We have extensive experience communicating with lenders on previous portfolios through difficult times such as the Great Recession.

During that time, lenders were more aggressively seeking foreclosures and other remedies from hoteliers. We’re not seeing the same lender response in today’s market disruption. Instead, we are seeing lenders provide preconceived restructure programs to first utilize the borrower’s reserves in the assets.

In addition, many lenders will agree to make borrower-friendly accommodations, including some combination of forbearance for 60-90 days, interest only payments, and waivers of the obligation to fund furniture, fixtures and equipment, or FFE, reserves. We have moved aggressively to fortify REIT II’s cash position and are engaged in ongoing discussions with our lenders.

Our portfolio performance has recovered somewhat however it has not returned to pre-pandemic levels. Our current occupancy levels, portfolio-wide, appear to compare favorably to the national average for focused-service hotels. Lenders are working well with us to date. As we agree to material modifications to our loan agreements, we will provide appropriate disclosures in our public filings.

If you have further questions, please do not hesitate to reach out to our corporate team and we will be glad to help with any additional information that we can. We look forward to better days ahead and returning to pre-pandemic operations at our properties as quickly and safely as possible.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES